UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2009

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Jaime Mateus-Tique, a member of the Board of Directors of Liquidity Services, Inc. (the “Company”), has amended an existing written sales plan, originally entered into pursuant to the guidance specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. This trading plan was previously entered into by Mr. Mateus-Tique, as announced in a Current Report on Form 8-K, dated December 18, 2006. Mr. Mateus-Tique’s sales plan is designed to provide enhanced asset diversification and liquidity and is a component of his overall tax and financial planning strategy.

Under Mr. Mateus-Tique’s sales plan, a broker-dealer is authorized to sell up to a specified number of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the terms and conditions of the sales plan, including minimum sale price thresholds, unless the plan is terminated earlier pursuant to its terms.  The amendment to Mr. Mateus-Tique’s sales plan adds 850,000 additional Shares or approximately 30% of the Shares he beneficially owns (excluding options exercisable within 60 days) to the sales plan.  Under Mr. Mateus-Tique’s plan, the maximum number of Shares that may be sold in a single trading day is 14,000 Shares.  If the sale of all of the Shares proposed to be sold under his plan is completed, Mr. Mateus-Tique would continue to beneficially own approximately 2 million Shares (excluding options exercisable within 60 days).  This share amount does not reflect sales that may occur under a trading plan previously entered into by Mr. Mateus-Tique, as announced in a Current Report on Form 8-K, dated September 11, 2007, which trading plan remains in effect, or otherwise.  Under both of Mr. Mateus-Tique’s sales plans, the maximum aggregate number of Shares that may be sold in a single trading day is 25,000 Shares.

Mr. Mateus-Tique’s plan has been approved pursuant to the terms of the Company’s policies.  All sales under his sales plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Other Company executives and directors may from time to time adopt 10b5-1 plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: December 18, 2009	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary